EXHIBIT 99.1
News

NextWave to Sell Remaining Interest in PacketVideo Corporation to NTT DOCOMO

SAN DIEGO – August 1, 2010 – NextWave Wireless Inc. (OTCQB: WAVE - News) (the “Company”) today announced that it has reached an agreement with NTT DOCOMO, INC. (“DOCOMO”) to sell the remaining 65 percent equity interest in PacketVideo Corporation (“PacketVideo”) held by the Company to  DOCOMO for US$111.6 million.

DOCOMO acquired a 35-percent stake in PacketVideo from the Company in July 2009 to jointly develop technologies for mobile applications. Upon completion of the transaction, which is expected during the third quarter of 2010, PacketVideo will become a wholly owned subsidiary of DOCOMO. The transaction remains subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and approval by the Company’s stockholders.

The Company expects to apply the proceeds of the transaction, net of transaction expenses, to retire approximately $95 million of First Lien Notes pursuant to its secured note agreements, and expects to retain approximately $12.5 million to fund its working capital needs.

In connection with the signing of the agreement, Dr. James C. Brailean resigned from his position as the Chief Executive Officer, Chief Operating Officer and President of the Company and as a member of the Company’s Board of Directors. Dr. Brailean continues to serve as the President and Chief Executive Officer and as a member of the Board of Directors of PacketVideo.

PacketVideo is a market leader in mobile phone-based multimedia solutions and develops enterprise technologies that have been widely adopted by mobile operators and device manufacturers in North America and Europe. PacketVideo also provides solutions that allow PCs to share music, photos and video content with TVs, video recorders and other consumer electronics.

About NextWave Wireless
NextWave Wireless Inc. is a wireless technology company that, through its PacketVideo subsidiary, develops, produces and markets mobile multimedia and consumer electronic connectivity products including device-embedded software for mobile handsets, client-server media platforms, media sharing software for consumer electronics and pocket-sized mobile broadcast receivers. The company also manages and maintains worldwide wireless spectrum licenses.

Additional Information
This press release contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, including that the proposed transaction will be approved by NextWave’s stockholders or that the other conditions to closing of the transaction will be satisfied. Actual events or results could differ materially from the events or results predicted by such statements. Important factors that could cause actual events or results to differ materially are discussed in greater detail in the filings of NextWave with the Securities and Exchange Commission. All such documents are available through the SEC’s website at www.sec.gov.  NextWave makes no commitment to update any forward-looking statements in order to reflect subsequent changes in events or circumstances except as may be required pursuant to applicable law.

NextWave will file a proxy statement with the Securities and Exchange Commission (the "SEC") regarding the proposed transaction. NEXTWAVE STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Stockholders may obtain free copies of the proxy statement and other documents filed by NextWave (when available), at the SEC's Web site at www.sec.gov or at NextWave's Web site at www.nextwave.com. The proxy statement and such other documents may also be obtained for free, when they become available from NextWave, by directing such request to Investor Relations, NextWave Wireless Inc., 12264 El Camino Real, Suite 305, San Diego, California 92130, telephone: 858-731-5300.

NextWave and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from NextWave's stockholders in connection with the proposed transaction. Information concerning the interests of those persons is set forth in NextWave's proxy statement relating to the 2010 annual meeting of stockholders and annual report on Form 10-K for the fiscal year ended January 2, 2010, both filed with the SEC, and will also be set forth in the proxy statement relating to the transaction when it becomes available.

CONTACT
NextWave Wireless Investor Relations
Fran Harding
Investor Relations
NextWave Wireless
(858) 731-5642
fharding@nextwave.com

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